NOVATION AGREEMENT

Freedom Financial Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland, with an address of 6615 Brotherhood Way, Fort Wayne, Indiana, 46825, hereinafter referred to as the Company, and Robert Carteaux, an individual residing at 7009 Woodcroft Lane, Fort Wayne, Indiana 46804, hereinafter referred to as Carteaux, in consideration of the promises made herein, agree as follows:

1. Agreement. On August 1, 2007, Company and Carteaux entered into an Amended Line of Credit Agreement under which the Company agreed to pay Carteaux the principal amount of the loan outstanding and interest at a flat rate of ten percent (10%) upon FFH raising $1,500,000 in its Initial Public Offering.  In the event that FFH were to raise less than $1,500,000 in the IPO, the interest rate was to increase to twenty percent (20%) per year thereafter, with said principal and interest to be paid from operations, when available. The Amended Line of Credit Agreement is attached hereto as Exhibit A.

2. Novation. Company and Carteaux hereby agree to extinguish the agreement referred to in Paragraph 1. Each party hereby relinquishes any claim that they had or may have had under that agreement and stipulates that this agreement constitutes a novation with respect to the agreement.

3. New Agreement. Company and Carteaux agree to replace the agreement with the following new agreement: Company shall issue to Carteaux Three hundred thousand (300,000) shares of Class D Convertible Preferred Shares of stock pursuant to a new agreement dated December 4, 2007, a copy of which is attached as Exhibit B. Both parties agree that all contract rights between them will henceforth flow from the new agreement alone and that the new agreement is not merely a supplement to or alteration of the agreement referred to in Paragraph 1 but is rather a complete replacement for it.

Executed this 4th day of December, 2007.

CARTEAUX

_/s/_Robert W. Carteaux______________________

Robert W. Carteaux

COMPANY

_/s/Brian K. Kistler________________________

Brian Kistler, CEO